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                    July 20, 2020

       Corey D. Code
       Chief Financial Officer
       Ovintiv Inc.
       Suite 1700, 370 17th Street
       Denver, Colorado 80202

                                                        Re: Ovintiv Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 21,
2020
                                                            File No. 001-39191

       Dear Mr. Code:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation